Exhibit 2.1
STOCK PURCHASE AGREEMENT

AMONG
CANEUM, INC.
AND
TIER ONE CONSULTING, INC.
AND
MICHAEL A. WILLNER AND ROBERT J. MORRIS
MARCH 28, 2006

TABLE OF CONTENTS

§1.	Definitions	1

§2.	Purchase and Sale of Target Shares	4
	(a) Basic Transaction	4
	(b) Preliminary Purchase Price	4
	(c) Closing (d) Deliveries at Closing	5 5
	(e) Adjustment to Preliminary Purchase Price	6
	(f) Change of Target Management	11
	(g) Option Grants to Target Employees	11

§3.	Representations and Warranties Concerning Transaction	11
	(a) Sellers’ Representations and Warranties	11
	(b) Buyer’s Representations and Warranties	12

§4.	Representations and Warranties Concerning Target	13
	(a) Organization, Qualification, and Corporate Power	13
	(b) Capitalization	13
	(c) Non-contravention	13
	(d) Brokers’ Fees	13
	(e) Title to Assets	13
	(f) [RESERVED] .	13
	(g) Financial Statements	13
	(h) Events Subsequent to Most Recent Year End	14
	(i) Undisclosed Liabilities	15
	(j) Legal Compliance	15
	(k) Tax Matters	15
	(l) Real Property	16
	(m) Intellectual Property	16
	(n) Tangible Assets	18
	(o) [RESERVED] .	18
	(p) Contracts	18
	(q) Notes and Accounts Receivable	19
	(r) Powers of Attorney	19
	(s) Insurance	19
	(t) Litigation	19
	(u) Product Warranty	19
	(v) Product Liability	20
	(w) Employees	20
	(x) Employee Benefits	20
	(y) Guaranties	20
	(z) Environmental, Health, and Safety Matters	20
	(aa) Business Continuity	20
	(bb) Certain Business Relationships With Target	20
	(cc) Customers and Suppliers	20

§5.	[RESERVED]	21

§6.	Post-Closing Covenants	21
	(a) General	21
	(b) Litigation Support	21
	(c) Audit of Target Financial Statements	21
	(d) Buyer’s Financial Resources	22
	(e) Covenants Related to the Operation of Target	22
	(f) Target’s Indemnification Provisions	22

§7.	[RESERVED]	22
ii

§8.	Remedies for Breaches of This Agreement	22
	(a) Survival of Representations and Warranties	22
	(b) Indemnification Provisions for Buyer’s Benefit	22
	(c) Indemnification Provisions for Sellers’ Benefit	23
	(d) Matters Involving Third Parties	23
	(h) Exclusive Remedy	24

§9.	[RESERVED]	25

§10.	[RESERVED]	25

§11.	Miscellaneous	25
	(a) No Covenant as to Tax or Accounting Consequences	25
	(b) Press Releases and Public Announcements	25
	(c) No Third-Party Beneficiaries	25
	(d) Entire Agreement	25
	(e) Succession and Assignment	25
	(f) Counterparts	26
	(g) Headings	26
	(h) Notices	26
	(i) Arbitration	26
	(j) Amendments and Waivers	27
	(k) Severability	27
	(l) Expenses	27
	(m) Construction	27
	(n) Incorporation of Exhibits, Annexes, and Schedules	27

Exhibit A—Historical Financial Statements
Exhibit B—Employment Agreement for Michael A. Willner
Exhibit C—Employment Agreement for Robert J. Morris
Exhibit D—Form of Opinion of Sellers’ Counsel
Exhibit E—Form of Opinion of Buyer’s Counsel
Annex I—Exceptions to Sellers’ Representations and Warranties Concerning Transaction
Annex II—Exceptions to Buyer’s Representations and Warranties Concerning Transaction
Disclosure Schedule—Exceptions to Representations and Warranties Concerning Target
iii

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”), entered into this 28th day of March 2006, is by, between, and among CANEUM, INC., a Nevada corporation (“Buyer”), TIER ONE CONSULTING, INC., a California corporation (“Target”), and MICHAEL A. WILLNER and ROBERT J. MORRIS (each a “Seller” and collectively, “Sellers”). Buyer, Target, and Sellers are referred to collectively herein as the “Parties.”
RECITALS:
     WHEREAS, Sellers in the aggregate own all of the outstanding capital stock of Target.
     WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of Target in return for cash at Closing and certain conditional installment payments of cash.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
     §1. Definitions.
     “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.
     “Buyer” has the meaning set forth in the preface above.
     “Change of Control” means: (a) a sale or other disposition of all or any significant portion of the assets of Buyer or Target (other than any such sale or other disposition to Buyer or an Affiliate of Buyer); (b) a merger or consolidation in which Buyer is not the surviving entity and in which the shareholders of Buyer immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; (c) a reverse merger in which Buyer is the surviving entity but the shares of Buyer’s capital stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of Buyer immediately prior to such reverse merger own less than fifty percent (50%) of Buyer’s voting power immediately after the transaction; (d) an acquisition by any person, entity or group (excluding any entity controlled by Buyer) of securities of Buyer representing at least fifty percent (50%) of the voting power entitled to vote in the election of directors of Buyer; (e) any transaction pursuant to which Target’s capital stock ceases to be 100% owned, directly or indirectly, by Buyer (other than any such transaction in which Target is merged with and into Buyer or an Affiliate of Buyer); and (f) any liquidation, dissolution or winding up of Buyer or Target (other than any such liquidation, dissolution or winding up of Target in connection with Target’s merger with and into Buyer or an Affiliate of Buyer).

     “Closing” has the meaning set forth in §2(c) below.
     “Closing Date” has the meaning set forth in §2(c) below.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means any information concerning the business and affairs of Target that is not already generally available to the public.
     “Disclosure Schedule” has the meaning set forth in §4 below.
     “EBIT” means earnings before interest and taxes, and earnings shall be computed based on gross revenues less the cost of goods sold and operating expenses computed on the accrual basis.
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
     “Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “First Contingent Installment Payment” has the meaning set forth in §2(e)(viii) below.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.
     “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Indemnified Party” has the meaning set forth in §8(d) below.
     “Indemnifying Party” has the meaning set forth in §8(d) below.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Knowledge” means actual knowledge after reasonable investigation.
     “Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable; (b) purchase money liens and liens securing rental payments under capital lease arrangements; (c) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (d) liens securing debt that is reflected on the unaudited balance sheet included in the Most Recent Financial Statements; (e) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law or governmental regulations; (g) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; (h) any right, title or interest of a licensor under a license; (i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Target; (j) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (k) liens in favor of other financial institutions arising in connection with Target’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; and (l) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that could reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.
     “Most Recent Financial Statements” has the meaning set forth in §4(g) below.
     “Most Recent Year End” has the meaning set forth in §4(g) below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).
     “Party” has the meaning set forth in the preface above.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

     “Preliminary Purchase Price” has the meaning set forth in §2(b) below.
     “Purchase Price” has the meaning set forth in §2(e) below.
     “Second Contingent Installment Payment” has the meaning set forth in §2(e)(ix) below.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Seller” has the meaning set forth in the preface above.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Systems” has the meaning set forth in §4(aa) below.
     “Target” has the meaning set forth in the preface above.
     “Target Client List” means the clients of Target at Closing and new clients developed thereafter by the Sellers as provided in §2(e)(vii).
     “Target Share” means any share of the common stock, no par value per share, of Target.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third-Party Claim” has the meaning set forth in §8(d) below.
     §2. Purchase and Sale of Target Shares.
     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his Target Shares for the consideration specified below in this §2.
     (b) Preliminary Purchase Price. .

     (i) Payment of Purchase Price. The purchase price for all of the Target Shares shall be $2,750,000 (the “Preliminary Purchase Price”), payable by wire transfer or delivery of other immediately available funds to Sellers as follows: (i) $1,375,000 at Closing; (ii)the First Contingent Installment Payment (as defined in §2(e)(viii)) in an amount up to $687,500, calculated in accordance with §2(e)(viii), on the First Contingent Installment Payment Date (as defined in §2(e)(viii)); and (iii) the Second Contingent Installment Payment (as defined in §2(e)(ix)) in an amount up to $687,500, calculated in accordance with §2(e)(ix), on the Second Contingent Installment Payment Date (as defined in §2(e)(ix)). The Preliminary Purchase Price shall be allocated between Sellers in proportion to their respective holdings of Target Shares as set forth in §4(b) of the Disclosure Schedule. The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth below in this §2.
     (ii) Establishment of Bank Account. Buyer shall establish a segregated bank account at Wells Fargo Bank (the “Bank Account”) for the partial payment of the First Contingent Installment Payment. At Closing Buyer shall deposit $343,750 into the Bank Account. The release or payment of funds from the Bank Account shall require the authorization of either of the Sellers and the Buyer, which authorization shall not be unreasonably withheld, and all checks for the Bank Account shall require the signatures of two persons, one of whom shall be designated by the Sellers and the other of whom shall be designated by the Buyer. Any fees charged by the bank for maintaining the Bank Account shall be divided equally between and promptly paid by the Sellers, on a pro rata basis, and the Buyer, and any interest generated from the Bank Account shall be divided equally between and paid to the Sellers, on a pro rata basis, and the Buyer. In the event of any reduction pursuant to §2 in the amount to be paid by Buyer for the First Contingent Installment Payment, the amount of such reduction shall be promptly released from the Bank Account and paid to Buyer. On the date of the First Contingent Installment Payment, the remaining funds in the Bank Account shall be released and paid to the Sellers as provided in this §2.
     (iii) Lines of Credit. If, together with the funds provided in §2(b)(ii) above, the Buyer does not have sufficient funds on hand to pay the First Contingent Installment Payment, the Buyer shall exercise its existing or future lines of credit ( “Buyer’s Lines of Credit”) to satisfy the obligation to Sellers for the First Contingent Installment Payment. Through the payment of the First Contingent Installment Payment, the Buyer shall maintain Buyer’s Lines of Credit and shall reserve from the funds available from Buyer’s Lines of Credit sufficient funds to meet its obligations pursuant to this §2(b)(iii).
     (c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer in Newport Beach, California, simultaneous with the execution of this Agreement by all of the Parties (the “Closing Date”).
     (d) Deliveries at Closing. At the Closing, Target and Buyer shall deliver the following items:
     (i) Deliveries by Target.
     1. Sellers’ stock certificates representing all of their Target Shares, endorsed in blank or accompanied by duly executed assignment documents;
     2. An opinion from counsel to Target in form and substance as set forth in Exhibit D attached hereto, addressed to Buyer, and dated as of the Closing Date;
     3. Duly executed employment agreements by Michael A. Willner and Robert J. Morris in the forms set forth in Exhibits B and C;

     4. The resignations of all but one of the directors of Target and copies of the board resolutions appointing two Buyer nominees as directors of Target;
     5. A copy of the certificate of good standing of Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s organization, and of each jurisdiction in which Target is qualified to do business; and
     6. Evidence of payment of all pre-Closing Target expenses related to this transaction required pursuant to §11(l), including, but not limited to, legal fees incurred by Target through and including Closing.
     7. The Target Client List required pursuant to §2(e)(vii).
     (ii) Deliveries by Buyer.
     1. The consideration payable to each Seller as specified in §2(b) above;
     2. An opinion from counsel to Buyer in form and substance as set forth in Exhibit E attached hereto addressed to the Sellers and dated as of the Closing Date;
     3. Duly executed employment agreements by Buyer for each of Michael A. Willner and Robert J. Morris in the forms set forth in Exhibits B and C;
     4. A copy of the certificate of good standing of Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer’s organization, and of each jurisdiction in which Buyer is qualified to do business; and
     5. A check in the amount of $343,750 for deposit into the Bank Account.
     (e) Adjustment to Preliminary Purchase Price. . The Preliminary Purchase Price shall be adjusted pro rata (except to the extent set forth in §2(e)(iv)) between the Sellers as follows:
     (i) The Preliminary Purchase Price shall be adjusted (upward or downward) based on the cost of the audit of Target’s financial statements as provided in §6(c).
     (ii) Subject to §2(e)(v) below, to the extent the amount of Target’s Closing Cash (as defined in §2(e)(xi)) is determined pursuant to §2(e)(xi) to be less than the aggregate finally determined Expense Amounts (as defined in §2(e)(xi)), the difference shall be reflected in a deduction in the First Contingent Installment Payment and, if necessary, the Second Contingent Installment Payment.
     (iii) Subject to §2(e)(iv) and §2(e)(v), to the extent the Sellers are determined to be liable pursuant to §8(b) for any Adverse Consequences, Buyer shall recoup the amount or amounts of such Adverse Consequences by reducing pro rata the First Contingent Installment Payment if the claim relating to such Adverse Consequences is made before the first anniversary of Closing and the Second Contingent Installment Payment if the claim relating to such Adverse Consequences is made on or after the first anniversary of Closing and before the second anniversary of Closing.
     (iv) Notwithstanding §2(e)(iii) above, to the extent that either Seller is determined to be liable pursuant to §8(b) for Adverse Consequences due to a breach by such Seller of any of his representations and warranties included in §3 herein, Buyer shall recoup the amount or amounts of such Adverse Consequences only by reducing such Seller’s portion of the First Contingent Installment Payment if the claim relating to such Adverse Consequences is made before the first anniversary of Closing and such Seller’s portion of the Second Contingent Installment Payment if the claim relating to such Adverse Consequences is made on or after the first anniversary of Closing and before the second anniversary of Closing.
     (v) The maximum aggregate negative adjustment to the Preliminary Purchase Price pursuant to all adjustments made to the Preliminary Purchase Price pursuant to §2(e)(i) through §2(e)(iv) (without giving effect to any positive adjustment made pursuant to §2(e)(i)) shall be $137,500 for the First Contingent Installment Payment and $137,500 for the Second Contingent Installment Payment, and to the extent the amount of all negative adjustments made to the First Contingent Installment Payment (without giving effect to any positive adjustment made pursuant to §2(e)(i)) are less than $137,500, the difference shall not be carried forward and shall not become available for use in connection with potential negative adjustments to the Second Contingent Installment Payment.
     (vi) On or before seventy-five (75) days from the Closing Date, Buyer or Target shall deliver to the Sellers (A) a true, correct and complete copy of the audited financial statements of Target as of and for the fiscal year ending December 31, 2005, which shall include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof and the related notes thereto (the “2005 Audited Financial Statements”) and (B) a calculation setting forth in reasonable detail the 2005 EBIT based upon the 2005 Audited Financial Statements (the “2005 EBIT Calculation”). Buyer and Target shall make the work papers and back-up materials used in preparing the 2005 Audited Financial Statements and the 2005 EBIT Calculation available to the Sellers and their accountants, counsel and other advisors at reasonable times and upon reasonable notice. Within 45 days after the date on which Buyer or Target delivers the 2005 Audited Financial Statements and the 2005 EBIT Calculation to the Sellers (the “Audit Lapse Date”), the Sellers shall have the right to dispute any part of the 2005 EBIT Calculation (including by disputing the 2005 Audited Financial Statements) by delivering a written notice to that effect to Buyer (an “Audit Dispute Notice”). Any Audit Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the 2005 EBIT Calculation. If on or prior to the Audit Lapse Date, the Sellers notify Buyer that they have no objections to the 2005 EBIT Calculation or both Sellers fail to deliver an Audit Dispute Notice as provided above, then the 2005 EBIT as set forth in the 2005 EBIT Calculation shall be deemed to have been finally determined for purposes of this Agreement. If either Seller delivers an Audit Dispute Notice on or prior to the Audit Lapse Date, then such Seller and Buyer shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate a final determination thereof. In the event that on the date that is 15 days following the earlier of (A) the date on which the applicable Seller delivered the Audit Dispute Notice or (B) the Audit Lapse Date, such Seller and the Buyer remain unable to resolve the dispute, the dispute shall be submitted to an independent accounting firm, reasonably acceptable to Buyer and the applicable Seller, that is unaffiliated with (Y) any Party to this Agreement or any related party or (Z) the independent accountants of Buyer or Target (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of this §2(e)(vi) and the presentations by the applicable Seller and Buyer, and not by independent review, only those issues still in dispute. The Dispute Auditor’s determination, which shall include its determination of the 2005 EBIT to the extent such items are disputed, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the applicable Seller and Buyer. A judgment of a court of competent jurisdiction may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this §2(e)(vi) shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the calculations required and other matters contemplated by this §2(e)(vi). The Dispute Auditor shall allocate its fees and expenses between Buyer and the applicable Seller according to the degree to which the positions of the respective Parties are not accepted by the Dispute Auditor. Any determinations made by the Dispute Auditor pursuant to this §2(e)(vi) shall be final, non-appealable and binding on the parties hereto, absent manifest error, gross negligence or fraud. In the event that the 2005 EBIT as finally determined pursuant to the above is less than $300,000, an amount determined by multiplying the dollar amount by which such 2005 EBIT amount is less than $300,000 by five (5) shall be deducted from the First Contingent Installment Payment and, if necessary, the Second Contingent Installment Payment.
     (vii) At Closing Sellers shall present to Buyer a Target Client List reasonably acceptable to Buyer. On or before the close of each calendar quarter after Closing through the Second Contingent Installment Date, Sellers shall submit to Buyer a list of any new clients developed by Sellers to be added to the Target Client List, which addition shall be effective on the first day of the calendar quarter following such submission. Within 10 days after the date on which Sellers deliver the additional clients to be added to the Target Client List, the Buyer shall have the right to dispute any client so added by delivering a written notice to that effect to Sellers (a “Client Dispute Notice”). Any Client Dispute Notice shall identify in reasonable detail the nature of any objection to adding the client or clients to the Target Client List. If the Buyer and Sellers are unable to resolve the dispute within 10 days following the delivery of the Client Dispute Notice, the parties shall submit the issue first to mediation and then to arbitration as provided in §11(i).
     (viii) On or before February 1, 2007, Buyer or Target shall deliver to the Sellers a true, correct and complete schedule setting forth in reasonable detail the gross revenues generated by Target, Buyer, or any Affiliate of Buyer from the clients set forth on the Target Client List for the fiscal year ending December 31, 2006 (the “2006 Client Revenues Schedule”). Buyer and Target shall make the work papers and back-up materials used in preparing the 2006 Client Revenues Schedule available to the Sellers and their accountants, counsel and other advisors at reasonable times and upon reasonable notice. Within 45 days after the date on which Buyer or Target delivers the 2006 Client Revenues Schedule to the Sellers (the “2006 Client Revenues Lapse Date”), the Sellers shall have the right to dispute any part of the 2006 Client Revenues by delivering a written notice to that effect to Buyer (a “2006 Client Revenues Dispute Notice”). Any 2006 Client Revenues Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the 2006 Client Revenues. If on or prior to the 2006 Client Revenues Lapse Date, the Sellers notify Buyer that they have no objections to the 2006 Client Revenues or both Sellers fail to deliver a 2006 Client Revenues Dispute Notice as provided above, then the 2006 Client Revenues as set forth in the 2006 Client Revenues Schedule shall be deemed to have been finally determined for purposes of this Agreement. If either Seller delivers a 2006 Client Revenues Dispute Notice on or prior to the 2006 Client Revenues Lapse Date, then such Seller and Buyer shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate a final determination thereof. In the event that on the date that is 15 days following the earlier of (A) the date on which the applicable Seller delivered the 2006 Client Revenues Dispute Notice or (B) the 2006 Client Revenues Lapse Date, such Seller and the Buyer remain unable to resolve the dispute, the dispute shall be submitted to an independent accounting firm, reasonably acceptable to Buyer and the applicable Seller, that is unaffiliated with (Y) any Party to this Agreement or any related party or (Z) the independent accountants of Buyer or Target (the “2006 Client Revenues Dispute Auditor”). The 2006 Client Revenues Dispute Auditor shall determine, based solely on the provisions of this §2(e)(viii) and the presentations by the applicable Seller and Buyer, and not by independent review, only those issues still in dispute. The 2006 Client Revenues Dispute Auditor’s determination, which shall include its determination of the 2006 Client Revenues, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the applicable Seller and Buyer. A judgment of a court of competent jurisdiction may be entered upon the 2006 Client Revenues Dispute Auditor’s determination. The 2006 Client Revenues Dispute Auditor shall have exclusive jurisdiction over, and resorting to the

2006 Client Revenues Dispute Auditor as provided in this §2(e)(viii) shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the calculations required and other matters contemplated by this §2(e)(viii). The 2006 Client Revenues Dispute Auditor shall allocate its fees and expenses between Buyer and the applicable Seller according to the degree to which the positions of the respective Parties are not accepted by the 2006 Client Revenues Dispute Auditor. Any determinations made by the 2006 Client Revenues Dispute Auditor pursuant to this §2(e)(viii) shall be final, non-appealable and binding on the Parties hereto, absent manifest error, gross negligence or fraud. Once 2006 Client Revenues are finally determined pursuant to the above, an amount, subject to any adjustments made pursuant to §2(e)(i) through §2(e)(v), equal to $687,500 (in the event that 2006 Client Revenues are $1,000,000 or more) or to the product obtained by multiplying (A) $687,500 by (B) the quotient obtained by dividing (I) 2006 Client Revenues (as finally determined) by (II) $1,000,000 (in the event that 2006 Client Revenues are less than $1,000,000) (the “First Contingent Installment Payment”) shall be paid to the Sellers in proportion to their respective holdings of Target Shares as set forth in §4(b) of the Disclosure Schedule within three days of the date on which 2006 Client Revenues are so finally determined (the “First Contingent Installment Payment Date”). In the event that Buyer or Target is subject to a Change of Control after the date of this Agreement and prior to the First Contingent Installment Payment Date, and the surviving entity does not assume the employment agreements of Sellers executed pursuant to this Agreement, then, subject to any adjustments made pursuant to §2(e)(i) through §2(e)(v), an amount equal to $687,500 shall be paid to the Sellers in proportion to their respective holdings of Target Shares as set forth in §4(b) of the Disclosure Schedule within three days of the applicable Change of Control in satisfaction of the First Contingent Installment Payment.
     (ix) On or before February 1, 2008, Buyer or Target shall deliver to the Sellers a true, correct and complete schedule setting forth in reasonable detail the gross revenues generated by Target, Buyer, or any Affiliate of Buyer from the clients set forth on the Target Client List for the fiscal year ending December 31, 2007 (the “2007 Client Revenues Schedule”). Buyer and Target shall make the work papers and back-up materials used in preparing the 2007 Client Revenues Schedule available to the Sellers and their accountants, counsel and other advisors at reasonable times and upon reasonable notice. Within 45 days after the date on which Buyer or Target delivers the 2007 Client Revenues Schedule to the Sellers (the “2007 Client Revenues Lapse Date”), the Sellers shall have the right to dispute any part of the 2007 Client Revenues by delivering a written notice to that effect to Buyer (a “2007 Client Revenues Dispute Notice”). Any 2007 Client Revenues Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the 2007 Client Revenues. If on or prior to the 2007 Client Revenues Lapse Date, the Sellers notify Buyer that they have no objections to the 2007 Client Revenues or both Sellers fail to deliver a 2007 Client Revenues Dispute Notice as provided above, then the 2007 Client Revenues as set forth in the 2007 Client Revenues Schedule shall be deemed to have been finally determined for purposes of this Agreement. If either Seller delivers a 2007 Client Revenues Dispute Notice on or prior to the 2007 Client Revenues Lapse Date, then such Seller and Buyer shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate a final determination thereof. In the event that on the date that is 15 days following the earlier of (A) the date on which the applicable Seller delivered the 2007 Client Revenues Dispute Notice or (B) the 2007 Client Revenues Lapse Date, such Seller and the Buyer remain unable to resolve the dispute, the dispute shall be submitted to an independent accounting firm, reasonably acceptable to Buyer and the applicable Seller, that is unaffiliated with (Y) any Party to this Agreement or any related party or (Z) the independent accountants of Buyer or Target (the “2007 Client Revenues Dispute Auditor”). The 2007 Client Revenues Dispute Auditor shall determine, based solely on the provisions of this §2(e)(ix) and the presentations by the applicable Seller and Buyer, and not by independent review, only those issues still in dispute. The 2007 Client Revenues Dispute Auditor’s determination, which shall include its determination of the 2007 Client Revenues, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the applicable Seller and Buyer. A judgment of a court of competent jurisdiction may be entered upon the 2007 Client Revenues Dispute Auditor’s determination. The 2007 Client Revenues Dispute Auditor shall have exclusive jurisdiction over, and resorting to the 2007 Client Revenues Dispute Auditor as provided in this §2(e)(ix) shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the calculations required and other matters contemplated by this §2(e)(ix). The 2007 Client Revenues Dispute Auditor shall allocate its fees and expenses between Buyer and the applicable Seller according to the degree to which the positions of the respective Parties are not accepted by the 2007 Client Revenues Dispute Auditor. Any determinations made by the 2007 Client Revenues Dispute Auditor pursuant to this §2(e)(ix) shall be final, non-appealable and binding on the Parties hereto, absent manifest error, gross negligence or fraud. Once 2007 Client Revenues are finally determined pursuant to the above, an amount, subject to any adjustments made pursuant to §2(e)(i) through §2(e)(v), equal to $687,500 (in the event that 2007 Client Revenues are $1,000,000 or more) or to the product obtained by multiplying (A) $687,500 by (B) the quotient obtained by dividing (I) 2007 Client Revenues (as finally determined) by (II) $1,000,000 (in the event that 2007 Client Revenues are less than $1,000,000) (the “Second Contingent Installment Payment”) shall be paid to the Sellers in proportion to their respective holdings of Target Shares as set forth in §4(b) of the Disclosure Schedule within three days of the date on which 2007 Client Revenues are so finally determined (the “Second Contingent Installment Payment Date”). In the event that Buyer or the Target is subject to a Change of Control after the date of this Agreement and prior to the Second Contingent Installment Payment Date, and the surviving entity does not assume the employment agreements of Sellers executed pursuant to this Agreement, then, subject to any adjustments made pursuant to §2(e)(i) through §2(e)(v), an amount equal to $687,500 shall be paid to the Sellers in proportion to their respective holdings of Target Shares as set forth in §4(b) of the Disclosure Schedule within three days of the applicable Change of Control in satisfaction of the Second Contingent Installment Payment.
     (x) The Preliminary Purchase Price as so adjusted pursuant to the above is referred to herein as the “Purchase Price.”
     (xi) On the Closing Date, the Parties shall agree on Target’s cash on hand at Closing, which amount shall be set forth in a mutually agreed-upon Schedule 2(e)(xi) (such amount set out on such schedule, the “Closing Cash”). Following the Closing, to the extent that any pre-Closing Target expenses related to this transaction and required to be paid under §11(l) hereof become payable, Buyer shall provide the amount of such expenses (each such amount, an “Expense Amount”) and reasonably detailed evidence and support for such Expense Amount to Sellers. Within 10 days after the date on which Buyer gives such reasonably detailed evidence and support to Sellers (each such date, an “Expense Amount Lapse Date”), either Seller shall have the right to dispute all or any portion of the Expense Amount by delivering a written notice to that effect to Buyer (each such notice, an “Expense Amount Dispute Notice”). Any Expense Amount Dispute Notice shall identify in reasonable detail the portion of any Expense Amount that is being disputed and the basis therefor. If, on or prior to the Expense Amount Lapse Date, the Sellers notify Buyer that they have no objections to the Expense Amount or both Sellers fail to deliver an Expense Amount Dispute Notice as set forth above, then the Expense Amount as set forth in the applicable Expense Amount Dispute Notice shall be deemed to have been finally determined for purposes of this Agreement. If either Seller delivers an Expense Amount Dispute Notice on or prior to the Expense Amount Lapse Date, then such Seller and Buyer shall promptly meet and attempt in good faith to resolve the disputed portions of the Expense Amount and negotiate a final determination thereof. In the event that on the date that is 15 days following the earlier of (A) the date on which the applicable Seller delivered the Expense Amount Dispute Notice or (B) the Expense Amount Lapse Date, such Seller and Buyer remain unable to resolve the dispute, the dispute shall be submitted to arbitration in accordance with §11(i). The decision of the arbitrator with respect to the Expense Amount in question shall include the arbitrator’s final determination of such Expense

Amount, and such final determination shall be deemed a final determination of such Expense Amount for all purposes of this Agreement. The Parties shall compare each Expense Amount, as finally determined, against the Closing Cash, and, to the extent such Expense Amount, together with all other finally determined Expense Amounts for which an adjustment to the Preliminary Purchase Price has not been made in accordance with §2(e)(ii) above, exceeds the Closing Cash, the Preliminary Purchase Price shall be reduced as provided in §2(e)(ii) above.
     (f) Change of Target Management. . Prior to Closing Buyer will present for approval, and Sellers shall cause Target to appoint, two individuals as directors of Target effective immediately following Closing. Sellers shall cause the resignations of all but one of the directors of Target effective at Closing. As a result of such actions, immediately following Closing, the board of directors of Target shall be composed of three individuals, two of which shall have been nominated by Buyer and one of whom shall be a remaining director prior to Closing.
     (g) Option Grants to Target Employees . . At Closing Buyer shall grant to the following employees of Target the ten-year common stock purchase options set forth below pursuant to Buyer’s 2002 Stock Option/Stock Issuance Plan, with vesting at the rate of 1/4 of the granted options after one year and 1/48th of the granted options per month thereafter:

Name	No. of Shares Underlying Options
Catherine F. Reid	25,000
Stacey L. Yinger	25,000
     §3. Representations and Warranties Concerning Transaction.
     (a) Sellers’ Representations and Warranties. Each Seller severally represents and warrants to Buyer as follows with respect to himself:
     (i) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.
     (ii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the imposition or creation of a Lien upon or with respect to Target Shares.
     (iii) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     (iv) [RESERVED]
     (v) Target Shares. Seller holds of record and owns beneficially the number of Target Shares set forth next to his name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

     (b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers as follows:
     (i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification could not reasonably be expected to have a Material Adverse Effect. Buyer has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby to which Buyer is a party and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which Buyer is a party constitute the valid and legally binding obligation of Buyer, enforceable in accordance with their terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly authorized by Buyer.
     (iii) Non-contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets). Buyer is not required to give any notice to, make any filing with (except for filings with the Securities and Exchange Commission or state securities agencies as a result of this transaction), or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval could not reasonably be expected to have a Material Adverse Effect.
     (iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby to which Buyer is a party.
     (v) Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
     (vi) Litigation. No action, suit, or proceeding is pending or, to the Knowledge of the directors and officers of Buyer, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any of the other agreements contemplated hereby to which Buyer is a party or (B) cause any of the transactions contemplated by this Agreement or any of the other agreements contemplated hereby to which Buyer is a party to be rescinded following consummation.

     §4. Representations and Warranties Concerning Target. Target represents and warrants to Buyer as follows and except as set forth in the disclosure schedule delivered by Target to Buyer on the date hereof and initialed by the Target and Buyer (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4 and be otherwise qualified as described therein.
     (a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification could not reasonably be expected to have a Material Adverse Effect. Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of Target. Target has no, and since its inception has had no, Subsidiaries.
     (b) Capitalization. The entire authorized capital stock of Target consists of 1,000,000 Target Shares, of which 300,000 Target Shares are issued and outstanding. No Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. Other than the Target Shares, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. To the Knowledge of the directors and officers of Target, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.
     (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien could not reasonably be expected to have a Material Adverse Effect. Target is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval could not reasonably be expected to have a Material Adverse Effect.
     (d) Brokers’ Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     (e) Title to Assets. Target has good and marketable title to, or a valid leasehold interest in, the properties and assets owned by it as of the date of this Agreement, including all assets reflected on its unaudited balance sheet as of its Most Recent Year End, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Year End.
     (f) [RESERVED]
     (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements: an unaudited balance sheet as of December 31, 2005 (the “Most Recent Year End”) and unaudited statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended

December 31, 2005 and 2004, for Target (the “Most Recent Financial Statements”). The Most Recent Financial Statements (including the notes thereto, if any) are true and correct in all material respects and present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods. The Most Recent Financial Statements, and the financial and accounting records of Target, are in adequate form to be audited to meet the requirements of Item 9.01(a) of Form 8-K promulgated by the Securities and Exchange Commission.
     (h) Events Subsequent to Most Recent Year End. Since the Most Recent Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:
     (i) Target has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;
     (ii) Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;
     (iii) no party (including Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Target is a party or by which any of them is bound;
     (iv) Target has not imposed any Lien upon any of its assets, tangible or intangible outside of the Ordinary Course of Business;
     (v) Target has not made any material capital expenditures outside the Ordinary Course of Business;
     (vi) Target has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;
     (vii) Target has not created, incurred, assumed, or guaranteed more than $5,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;
     (viii) Target has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;
     (ix) there has been no change made or authorized in the charter or bylaws of Target;
     (x) Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
     (xi) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
     (xii) Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;
     (xiii) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;
     (xiv) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

     (xv) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business and, since January 30, 2006, has not granted any unusual or extraordinary bonus, benefits, or other forms of direct or indirect compensation to any employee, officer, director, or consultant, except in amounts in keeping with the past practices of Target;
     (xvi) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
     (xvii) Target has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
     (xviii) Target has not made any loans or advances of money which have not been repaid in full as of the date of this Agreement; and
     (ix) Target has not committed to any of the foregoing.
     (i) Undisclosed Liabilities. Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the balance sheet included with the Most Recent Financial Statements (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Year End in the Ordinary Course of Business.
     (j) Legal Compliance. Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.
     (k) Tax Matters.
     (i) Target has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes reflected on such Tax Returns to be due and owing by Target have been paid by Target or will be paid by Target in full, except taxes, if any, that are being contested in good faith through appropriate proceedings. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.
     (ii) There is no material dispute or claim concerning any Tax liability of Target either (A) claimed or raised by any authority in writing or (B) as to which Target has Knowledge based upon personal contact with any agent of such authority.
     (iii) §4(k) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Target for taxable periods since its inception, indicates those Tax Returns in those periods that have been audited, and indicates those Tax Returns that currently are the subject of audit. Target has delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Target since its inception. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (iv ) Target (and any predecessor of Target) has been a validly electing S corporation within the meaning of Code §§1361 and 1362 at all times during its existence and Target will be an S corporation up to and including the day before the Closing Date.
     (l) Real Property.
     (i) Target owns no real property.
     (ii) §4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:
     (A) such Lease is legal, valid, binding, enforceable and in full force and effect;
     (B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
     (C) none of Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of the directors and officers of Target, there are no disputes with respect to such Lease;
     (D) to the Knowledge of the directors and officers of Target, neither Target nor any other party to the Lease is in material breach of or material default under such Lease, and, to the Knowledge of the directors and officers of Target, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
     (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;
     (F) Target does not owe any brokerage commissions or finder’s fees with respect to such Lease;
     (G) the other party to such Lease, if any, is not an Affiliate of, and otherwise does not have any economic interest in, Target;
     (H) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and
     (I) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.
     (iii) The Leased Real Property identified in §4(l)(ii) of the Disclosure Schedule comprises all of the real property used in the business of Target, and Target is not a party to any agreement or option to purchase any real property or interest therein.
     (m) Intellectual Property.

     (i) To the Knowledge of any of the directors and officers of Target, Target has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of the directors and officers of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the directors and officers of Target, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Target in any material respect.
     (ii) §4(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). §4(m)(ii) of the Disclosure Schedule also identifies each material trade name, unregistered trademark, service mark, corporate name, Internet domain name or copyright and material computer software item used by Target in connection with its business. With respect to each item of Intellectual Property required to be identified in §4(m)(ii) of the Disclosure Schedule:
     (A) Target possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;
     (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
     (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the directors and officers of Target, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and
     (D) Target has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
     (iii) §4(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Target has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:
     (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;
     (B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;
     (C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

     (D) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and
     (E) no loss or expiration of the item is, to the Knowledge of the directors and officers of Target, threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Target, including without limitation, a failure by Target to pay any required maintenance fees).
     (n) Tangible Assets. The machinery, equipment, and other tangible assets that Target owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).
     (o) [RESERVED].
     (p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:
     (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;
     (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $5,000;
     (iii) any agreement concerning a partnership or joint venture;
     (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;
     (v) any material agreement concerning confidentiality or non-competition;
     (vi) any material agreement with any of the Sellers and their Affiliates (other than Target);
     (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;
     (viii) any collective bargaining agreement;
     (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing material severance benefits;
     (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
     (xi) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;
     (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

     (xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $5,000;
     (xiv) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $5,000; or
     (xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.
Target has delivered to Buyer a correct and complete copy of each written agreement listed in §4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.
     (q) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly in all material respects on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past practice of Target.
     (r) Powers of Attorney. To the Knowledge of the directors and officers of Target, there are no material outstanding powers of attorney executed on behalf of Target.
     (s) Insurance. §4(s) of the Disclosure Schedule sets forth each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Target is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Target nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. §4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting Target.
     (t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of directors and officers of Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No action, suit, or proceeding in which Target is a party is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could reasonably be expected to (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own Target Shares and to control Target, or (D) materially and adversely affect the right of Target to own its assets and to operate its business.
     (u) Product Warranty. Substantially all of the products developed, sold, leased, and delivered by Target have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the most recent balance sheet included with the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past practice of Target. Substantially all of the products sold, leased, and delivered by Target are subject to standard terms and conditions of sale or lease. §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Target (containing applicable guaranty, warranty, and indemnity provisions).
     (v) Product Liability. Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product developed, sold, leased, or delivered by Target.
     (w) Employees. Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since its inception. Target has not committed any material unfair labor practice. None of the directors and officers of Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target. With respect to this transaction, no notice to employees is required under any law or any collective bargaining agreement.
     (x) Employee Benefits. Target does not have any Employee Benefit Plan. Target does not contribute to, have any obligation to contribute to, or have any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).
     (y) Guaranties. Target is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.
     (z) Environmental, Health, and Safety Matters. Target and its Affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.
     (aa) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target. Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Target’s business.
     (bb) Certain Business Relationships With Target. None of Sellers and their Affiliates, and Target’s directors, officers, and employees, has been involved in any material business arrangement or relationship with Target within the past twelve (12) months, and none of the Sellers and their Affiliates, and Target’s directors, officers, and employees owns any material asset, tangible or intangible, that is used in the business of Target.
     (cc) Customers and Suppliers.
     (i) §4(cc) of the Disclosure Schedule lists the ten largest customers of Target for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net revenue attributable to such customer. §4(cc) of the Disclosure

Schedule also lists any additional current customers that Target anticipates in good faith are likely to be among the ten largest customers for the current fiscal year.
     (ii) Since the date of the Most Recent Financial Statements, no material supplier of Target has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target, and no customer listed on §4(cc) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from Target.
     §5. [RESERVED].
     §6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
     (a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Target acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Target.
     (b) Litigation Support . In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).
     (c) Audit of Target Financial Statements. Promptly following Closing, Target shall engage an auditing firm mutually agreed upon by the Sellers and Buyer and duly registered with the Public Company Accounting Oversight Board (the “Agreed-To-Auditor”) to audit the Most Recent Financial Statements of Target. If necessary, Target shall also engage an accounting firm mutually agreed upon by the Sellers and Buyer (the “Agreed-To-Accountant”) to prepare the financial statements of Target in such form as shall be reasonably required by the Agreed-To-Auditor. At Closing Target shall allocate and segregate from its cash on hand $25,000 to pay to the Agreed-To-Accountant for accounting services in connection with the preparation of such audit and to the Agreed-To-Auditor for its audit of the Most Recent Financial Statements of Target. Following the Closing, whenever any of the Agreed-To-Accountant or the Agreed-To-Auditor’s expenses in connection with its audit of the Most Recent Financial Statements of Target become payable, Target shall provide the amount of such expenses (each such amount, an “Audit Expense Amount”) and reasonably detailed evidence and support for such Audit Expense Amount to Sellers. Within 10 days after the date in which Target gives such reasonably detailed evidence and support to Sellers (each such date, an “Audit Expense Amount Lapse Date”), either Seller shall have the right to dispute all or any portion of the Audit Expense Amount by delivering a written notice to that effect to Target (each such notice, an “Audit Expense Amount Dispute Notice”). Any Audit Expense Amount Dispute Notice shall identify in reasonable detail the portion of any Audit Expense Amount that is being disputed and the basis therefor. If, on or prior to the Audit Expense Amount Lapse Date, the Sellers notify Target that they have no objection to the Audit Expense Amount or both Sellers fail to deliver an Audit Expense Amount Dispute Notice as set forth above, then the Audit Expense Amount as set forth in the applicable Audit Expense Amount Dispute Notice shall be deemed to have been finally determined for purposes of this Agreement. If either Seller delivers an Audit Expense Amount Dispute Notice on or prior to the Audit Expense Amount Lapse Date, then such Seller and Target shall promptly meet and attempt in good faith to resolve the disputed portions of the Audit Expense Amount and negotiate a final determination thereof. In the event that on the date that is 15 days following the earlier of (A) the date on which the applicable Seller delivered the Audit Expense Amount Dispute Notice or (B) the Audit Expense Amount Lapse Date, such Seller and Target remain unable to resolve the dispute, the dispute shall be submitted to arbitration in accordance with §11(i). The decision of the arbitrator with respect to the Audit Expense Amount in question shall include the arbitrator’s final determination of such Audit Expense Amount, and such final determination shall be deemed a final determination of such Audit Expense Amount for all purposes of this Agreement. The Parties shall compare each Audit Expense Amount, as finally determined, against the segregated cash reserve of $25,000 allocated to the Audit Expense Amounts, and to the extent such finally determined Audit Expense Amount, together with all other finally determined Audit Expense Amounts for which a negative adjustment to the Preliminary Purchase Price has not been made in accordance with this §6(c), exceeds $25,000, subject to §2(e)(v), the difference shall be reflected in a deduction in the First Contingent Installment Payment and, if necessary, the Second Contingent Installment Payment. In addition, in the event that the Agreed-To-Accountant completes its accounting services in connection with the audit and the Agreed-To-Auditor completes its audit of the Most Recent Financial Statements of Target, and the aggregate Audit Expense Amounts as finally determined pursuant to the above are less than $25,000, the difference shall be reflected as an increase in the First Contingent Installment Payment and, if necessary, the Second Contingent Installment Payment.
     (d) Buyer’s Financial Resources. Buyer and Target shall use commercially reasonable efforts to ensure that Buyer shall have adequate funding at all times following the Closing to enable Buyer to make all payments required to be made under this Agreement to Sellers at the times required by this Agreement.
     (e) Covenants Related to the Operation of Target. The Parties acknowledge and agree that their mutual intention is that there shall be a reasonable opportunity for gross revenues generated from the clients set forth in the Target Client List to be sufficient to enable payment in full of the First Contingent Installment Payment and the Second Contingent Installment Payment. Accordingly, until the date on which each of the First Contingent Installment Payment and Second Contingent Installment Payment have been made, Buyer and/or Target shall refrain from taking any action not in the ordinary course of business, consistent with the past practice of Target, which has as a primary purpose the avoidance or reduction of the First Contingent Installment Payment or the Second Contingent Installment Payment.
     (f) Target’s Indemnification Provisions. From and after the date of this Agreement, Buyer shall cause Target to fulfill and honor in all respects the obligations of Target pursuant to any indemnification provisions under the articles of incorporation and bylaws of Target as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “Target Indemnified Parties”). Buyer shall cause the articles of incorporation and bylaws of Target to continue to contain the provisions with respect to indemnification and exculpation from liability set forth in Target’s articles of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the date of this Agreement in any manner that would adversely affect the rights thereunder of any Target Indemnified Party.
     §7. [RESERVED]
     §8. Remedies for Breaches of This Agreement.
     (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if a Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter, at which time such representations and warranties shall terminate and expire.
     (b) Indemnification Provisions for Buyer’s Benefit. In the event any Seller or Target breaches any of his or its representations or warranties, or any Seller breaks either of the covenants set forth in §6(a) and §6(b), and provided that Buyer makes a written demand for indemnification against any Seller pursuant to

§8(e) below within two years from the Closing Date and otherwise follows the procedures for making indemnification claims set forth in this §8, then, subject to the limitations set forth in this §8, Buyer shall be entitled to be indemnified from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach solely by adjusting the Preliminary Purchase Price in accordance with, and subject to the limits set forth in, §2(e)(iii) and §2(e)(iv), as applicable. Except for fraud claims solely against the Seller who committed such fraud, the adjustments to the Preliminary Purchase Price contemplated by §2(e)(iii) and §2(e)(iv), as applicable, shall be the sole and exclusive remedy of Buyer for any breach of any provision of this Agreement or any matter that is otherwise indemnifiable hereunder.
     (c) Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, or in the event Target after Closing breaches any of its covenants contained herein, and provided that any Seller makes a written claim for indemnification against Buyer pursuant to §8(e) below within the survival period (if there is an applicable survival period pursuant to §8(a) above), then Buyer agrees to indemnify each Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach; provided, however, that there will be a $275,000 aggregate ceiling on the obligation of Buyer to indemnify either or both Sellers from and against Adverse Consequences resulting from, arising out of, relating to, or caused by breaches of the representations and warranties of Buyer contained herein.
     (d) Matters Involving Third Parties.
     (i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. If the contents and delivery of the notice from the Indemnified Party to the Indemnifying Parties satisfy the content and delivery requirements of an Indemnification Demand (as defined in §8(e)) pursuant to §8(e), then such notice shall also be deemed to be an Indemnification Demand.
     (ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve his or its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
     (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

     (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with §8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim to the extent provided in, and subject to the limitations of, this §8. In the event Buyer elects to assert a demand for an adjustment to the Preliminary Purchase Price in connection with a claim for indemnification with respect to third party claims for which the procedures set forth in this §8(d) have been followed, Buyer shall comply with the procedures set forth in §8(e), §8(f) and §8(g) hereof. Any such procedures shall be in addition to and not in lieu of the indemnification procedures set forth in this §8(d).
     (e) In order to seek indemnification under this §8, a Person entitled to indemnification under §8(b) or §8(c) (an “Indemnified Party”) shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Sellers (in the case of Indemnification Demands from Buyer) or Buyer (in the case of Indemnification Demands from the Sellers) which contains (i) a description and the amount (the “Asserted Adverse Consequences Amount”) of any Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this §8 for such Adverse Consequences and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Adverse Consequences.
     (f) Within twenty days after delivery of an Indemnification Demand to the Sellers or Buyer (as the case may be), such party shall deliver to the other of such Parties a written response (the “Response”) in which the party providing the Response shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Adverse Consequences Amount (in which case, to the extent the Indemnified Party is entitled to indemnification pursuant to §8(b) or §8(c), the Response shall be accompanied by an adjustment to the Preliminary Purchase Price in accordance with §2(e)(iii) or §2(e)(iv), as applicable (if the Party providing the Response is the Sellers), or a payment (if the Party providing the Response is the Buyer) to the Indemnified Party of the full Asserted Adverse Consequences Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Adverse Consequences Amount (such portion, the “Agreed Portion”) (in which case, to the extent the Indemnified Party is entitled to indemnification pursuant to §8(b) or §8(c), the Response shall be accompanied by an adjustment to the Preliminary Purchase Price in accordance with §2(e)(iii) or §2(e)(iv), as applicable (if the Party providing the Response is the Sellers), or a payment (if the Party providing the Response is the Buyer) to the Indemnified Party of the Agreed Portion, by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Adverse Consequences Amount.
     (g) In the event that the Party providing a Response pursuant to §8(f) shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Adverse Consequences Amount, or (ii) agree that the Indemnified Party is entitled to only the Agreed Portion of the Asserted Adverse Consequences Amount, the Sellers and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Adverse Consequences Amount (or the portion of the Asserted Adverse Consequences Amount not comprising the Agreed Portion). If the Sellers and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such Parties. If no such agreement can be reached after good faith negotiation within thirty days after delivery of a Response, either Buyer or any Seller may demand arbitration of any matter set forth in the applicable Indemnification Demand as set forth in §11(i).
     (h) Exclusive Remedy. Except for fraud claims solely against the Persons who committed such fraud, (i) the adjustments to the Preliminary Purchase Price contemplated by §2(e)(iii) or §2(e)(iv) shall be the exclusive means for Buyer to collect any Adverse Consequences for which it is entitled to indemnification under this §8, and (ii) Buyer’s liability to the Sellers for Adverse Consequences shall not exceed $275,000. Subject to the previous sentence, no current or former shareholder, director, officer, employee, affiliate or advisor of Target or any affiliate of Target shall have any liability of any nature to Buyer, Target or any affiliate of Buyer or Target with respect to the breach by the Sellers or Target of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the transactions contemplated by this Agreement. The Parties acknowledge that (i) except as expressly provided in §3(a), no current or former shareholder, director, officer, employee, affiliate or advisor of Target has made or is making any representations or warranties whatsoever regarding Target or the subject matter of this Agreement, express or implied, and (ii) except as expressly provided in §4, Target has not made and is not making, and Buyer is not relying upon, any representations or warranties whatsoever regarding Target or the subject matter of this Agreement, express or implied.
     (i) If Buyer becomes entitled to adjust the Preliminary Purchase Price as contemplated by §2(e)(iii) or §2(e)(iv), the Sellers shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that Buyer may have against any other Person with respect to any Adverse Consequences, circumstance or matter to which such indemnification payment is directly or indirectly related. Buyer and Target shall take such actions as the Sellers may reasonably request for the purpose of enabling the Sellers to perfect or exercise all rights of subrogation hereunder.
     §9. [RESERVED]
     §10. [RESERVED]
     §11. Miscellaneous.
     (a) No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither the Buyer nor its officers, agents, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.
     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and the Target Indemnified Parties.
     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	65 Enterprise Drive	Copy to:	Cooley Godward LLP
	Aliso Viejo, CA 92656		4401 Eastgate Mall
	Attn: Michael A. Willner, President		San Diego, CA 92121-1909
	Attn: Robert Morris, Managing Partner		Attn: Matthew T. Browne
	FAX: (714) 242-1504		FAX: (858) 550-6420

If to Buyer:	170 Newport Center Drive	Copy to:	Ronald N. Vance
	Suite 220		Attorney at Law
	Newport Beach, CA 92660		57 West 200 South
	Attn: Alan Knitowski, Chairman		Suite 310
	FAX: (949) 273-4001		Salt Lake City, UT 84101
FAX: (801) 359-9310

If to Target:	65 Enterprise Drive	Copy to:	Ronald N. Vance
	Aliso Viejo, CA 92656		Attorney at Law
	Attn: Michael A. Willner, President		57 West 200 South
	FAX: (714) 242-1504		Suite 310
Salt Lake City, UT 84101
FAX: (801) 359-9310
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     (i) Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Any such arbitration shall be held in Orange County, California. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of JAMS. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Buyer and the Sellers an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in any Indemnification Demand or as to any other matter under this Agreement shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the Parties. All such decisions shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (l) Expenses. Each of Buyer, Seller, and Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
     (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PARTIES FOLLOW]

SIGNATURE PAGE
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CANEUM, INC.

By	/s/ Suki Mudan

Suki Mudan, President

TIER ONE CONSULTING, INC.

By	/s/ Michael A. Willner

Michael A. Willner, President

SELLERS:

/s/ Michael A. Willner

Michael A. Willner, Individually

/s/ Robert J. Morris

Robert J. Morris, Individually